SUPPLEMENT #9 TO MASTER LOAN AGREEMENT
Date of Supplement: February 18, 2022
THIS SUPPLEMENT TO MASTER LOAN AGREEMENT (this "Supplement") is made and entered into by Lender and CAS as of the date written above pursuant to the Master Loan Agreement by and between Lender and Borrowers dated June 24, 2019 (the "Master Loan Agreement").
This Supplement constitutes a Supplement under the Master Loan Agreement and is hereby made a part of the Master Loan Agreement. All capitalized terms herein not otherwise defined herein shall have the meaning ascribed to them in the Master Loan Agreement. The credit facility described in this Supplement is governed by and shall be construed and administered in accordance with the terms and conditions of the Master Loan Agreement and this Supplement.
To the extent any term or condition of this Supplement is inconsistent with any term or condition in the Master Loan Agreement or in any Supplement dated prior to this Supplement, the terms and conditions of this Supplement shall control. Except as specifically amended hereby, all terms and conditions of the Master Loan Agreement and all prior Supplements remain in effect.
In consideration of the mutual covenants contained herein and in the Master Loan Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:
1.    DEFINITIONS.As used in this Supplement, the following terms have the following meanings:
"Commercial Security Agreement" means the security agreement in the form of Exhibit A executed concurrently with this Supplement.
"Disbursement Request and Authorization" means the disbursement request and authorization substantially in the form of Exhibit B attached hereto.
"Engine" means any of the eight (8) CFM56-5B aircraft engines with serial numbers of 779923, 779962, 575905, 779961, 779476, 779945, 779999, and 779969.
"Engines" means each Engine.
"Term Loan H" means an extension of credit to CAS by Lender pursuant to this Supplement.
"Term Loan IH Maturity Date" means the first to occur of: (l) August 18, 2023; and (2) the date on which Term Loan H is accelerated as provided hereunder, in Term Note H or in the Master Loan Agreement.
"Term Note H" means the Promissory Note of CAS in the form of Exhibit C to be executed concurrently with this Supplement.

2.THE CREDIT FACILITY; BORROWING PROCEDURES; INTEREST RATE; AND PAYMENTS.
2.1Credit Facility. Lender shall make a multiple advance term loan to CAS, with the full amount available for disbursement to or on behalf of CAS starting on the first

Closing Date (as defined below), in an aggregate amount equal to Fourteen Million Eight Hundred Seventy-Five Thousand Dollars ($14,875,000.00) ("Term Loan H"), subject to the terms and conditions hereof and of the Master Loan Agreement. Lender's obligation to make any advance under Term Loan H shall terminate on the Term Loan H Maturity Date. Term Loan H shall be evidenced by Term Note H, be payable in accordance with the terms of Term Note H and be made by disbursement of Loan proceeds when and as directed by CAS. Amounts borrowed and repaid under the Term Loan H may not be reborrowed.
2.2Borrowing Procedures. Subject to the terms hereof and Term Note H, Lender agrees to lend such amounts to CAS up to the aggregate amount of Term Loan H in one or more advances upon request from CAS for the Purpose. For the avoidance of doubt, Lender shall not be obligated to advance more than the aggregate principal amount of Term Loan H, and CAS shall not be entitled to re-borrow any principal amount of Term Loan H that is repaid. Lender may, at Lender's option, disburse the proceeds of Term Loan H for any Closing (as defined below) directly to the seller or sellers of any Engine, or to CAS. CAS' obligation to repay Term Loan H shall be evidenced by Term Note H; provided that CAS shall only be obligated to pay amounts which Lender has advanced under this Section 2.2.
2.3    Interest Rate. The unpaid principal balance of Term Loan H outstanding from time to time shall bear interest for the period commencing on the Closing Date of Term Loan H until such Loan is paid in full. Term Loan H shall accrue interest at a variable rate equal to the Wall Street Journal Prime Rate plus 0.75% per annum. "Wall Street Journal Prime Rate" shall mean that variable interest rate which is subject to change from time to time based upon changes in the independent index which is the Prime Rate as published in the Wall Street Journal (the "Index"). The Index is not necessarily the lowest rate charged by Lender on its loans. If the Index becomes unavailable during the term of this loan, Lender may designate a substitute index after notifying Borrower. Lender will tell Borrower the current Index rate upon Borrower's request. The interest rate change will not occur more often than each day. Adjustment shall become effective the next business day after publication or announcement of the Index change. Borrower understands that Lender may make loans based upon other rates and indexes as well.
2.4Payments. CAS shall make the following payments on Term Loan H during the following periods:
(a)Eighteen (18) consecutive monthly payments of accrued unpaid interest, commencing on March 18, 2022, and continuing on the 18th day of each successive month thereafter;
(b)Principal Reduction Payments as set forth in Section 4.4 below, commencing on March 31, 2022, and continuing on the last day of each successive month thereafter; and
(c)A final payment of all outstanding principal and accrued and unpaid interest together with such other amounts as shall then be due and owing from CAS to Lender under the Term Loan H on the Term Loan H Maturity Date.
2.5Fees.

(a)     On or before the first Closing Date, CAS shall pay to Lender a fee in the amount of Fifty-Nine Thousand Five Hundred Dollars ($59,500.00) (the "Commitment Fee").
2.6Use of Loan Proceeds. CAS shall only use the proceeds of Term Loan H to acquire the Engines in one or more Closings (the "Purpose") (each closing of the purchase of an Engine is a "Closing", and the closing date of each purchase of an Engine is a "Closing Date"). CAS represents and warrants that following the acquisition of each Engine, CAS will disassemble such Engine into parts which will then be placed into CAS' inventory. CAS acknowledges and agrees that each disassembled Engine constitutes inventory as defined in the Uniform Commercial Code. CAS shall execute and deliver any and all documents or instruments that Lender reasonably deems necessary to obtain and perfect a security interest in each Engine, including, but not limited to the Commercial Security Agreement.
3.CONDITIONS FOR BORROWING.
In addition to all conditions to borrowing set forth in Section 5.1 of the Master Loan Agreement, Lender's obligation to make any advance under the Loan described in this Supplement is subject to the satisfaction or waiver by Lender in writing of the following conditions:
3.1     Lender shall have received the following by the applicable Closing Date, all in form, detail and content satisfactory to Lender:
(a)On or before the first Closing Date, Term Note H duly executed by CAS.
(b)     On or before each Closing Date, a Disbursement Request and Authorization duly executed by CAS;
(c)On or before the first Closing Date, the Commitment Fee;
(d)On or before the first Closing Date, Commercial Security Agreement, duly executed by CAS, together with any and all other documents or instruments Lender reasonably deems necessary to grant to Lender and perfect a first position Lien in the collateral described therein; provided, however, that Lender agrees that CAS will not have ownership of or the right to grant a first position Lien in an Engine until it has purchased the Engine, and the Engines will be purchased in multiple Closings on different Closing Dates;
(e)    On or before each Closing Date, evidence in a form reasonably acceptable to Lender that, prior to or concurrently with such Closing Date, CAS acquired the Engine(s) to be purchased on such Closing Date, and such Engine(s) is/are described in the Commercial Security Agreement, and such collateral is owned free and clear of all liens, claims and encumbrances;
(f)     On or before the first Closing Date, evidence in a form reasonable acceptable to Lender that CAS has obtained the insurance required under the Commercial Security Agreement and has otherwise complied with the terms of such section;

(g)    On or before the first Closing Date, evidence in a form reasonably acceptable to Lender that CAS has the due power and authority to execute and perform this Supplement; and
(h)    On or before the first Closing Date, evidence in a form reasonably acceptable to Lender that CAS has the due power and authority to execute and perform Term Note H and the Commercial Security Agreement.
4.AFFIRMATIVE COVENANTS.
In addition to all affirmative covenants set forth in Section 6 of the Master Loan Agreement, CAS covenants that it will, until Lender's commitment to extend credit under this Supplement and all Permitted Swap Agreements relating to the credit facility extended under this Supplement have terminated or expired and the promissory note evidencing the credit facility extended under this Supplement, and all fees and expenses payable in connection with the credit facility extended under this Supplement have been paid in full:
4.1Quarterly Rolling Cash Flow Coverage Ratio. Beginning on March 31, 2022, maintain, as of the last day of each fiscal quarter, a Quarterly Rolling Cash Flow Coverage Ratio of not less than 1.25 to 1.0. Lender may determine compliance with this Quarterly Cash Flow Coverage Ratio covenant at any time.
4.2Tangible Net Worth. Maintain a Tangible Net Worth of at least: (i) Eight Million Dollars ($8,000,000.00) at all times prior to March 31, 2023; Ten Million Dollars $10,000,000.00) during the period beginning on March 31, 2023 and ending on March 30, 2024; and (iii) Twelve Million Dollars ($12,000,000.00) at all times on or following March 31, 2024. Lender may determine compliance with this Tangible Net Worth covenant at any time.
4.3Monthly Sales Report. Furnish Lender with a monthly sales report on or before the 15th day of each month which shows all sales related to the Engines.
4.4Principal Reduction Payments. In addition to the payments set forth in Section 2.4 above, CAS shall make a monthly principal payment equal to one hundred percent (100%) of the amount of the gross sales proceeds collected that are derived from any of the Engines or any of its components (each a "Principal Reduction Payment") during the prior month as of the last day of such month.
5.NEGATIVE COVENANTS.
In addition to all negative covenants set forth in Section 7 of the Master Loan Agreement, each Borrower covenants that, without the prior written consent of Lender, Borrowers will not, until Lender's commitment to extend credit under this Supplement and all Permitted Swap Agreements relating to the credit facility extended under this Supplement have terminated or expired and the promissory note evidencing the credit facility extended under this Supplement, and all fees and expenses payable in connection with the credit facility extended under this Supplement, have been paid in full:
    5.1    [Intentionally Omitted]
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IN WITNESS WHEREOF, the Parties have executed this Supplement as of the date first written above.
BORROWER:    LENDER:
CONTRAIL AVIATION SUPPORT, LLC    OLD NATIONAL BANK
By:    By:
    Joseph Kuhn    Tommy Olson
    Its: CEO    Its: SVP

[Signature Page to Supplement #9 to Master Loan Agreement]
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